Exhibit 99.1

Hiland Names Matt Harrison Chief Financial Officer, Vice President – Finance, Secretary and Director

Enid, Okla. April 16, 2008 – Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) today announced the appointment of Matthew S. Harrison to the positions of Chief Financial Officer, Vice President - Finance, Secretary and director of both the general partner of Hiland Partners, LP and the general partner of Hiland Holdings GP, LP effective immediately.  Mr. Harrison had been serving as Interim CFO since April 4, 2008.

“Matt is an extremely valuable member of Hiland’s senior management team,” said Joe Griffin, Hiland’s President and CEO.  “In addition to his broad industry knowledge, Matt brings with him an ideal skill set for our companies.  I am confident that Matt will be a great asset for Hiland as we continue to grow our business.”

Mr. Harrison joined Hiland in February 2008 as Vice President – Business Development.  Mr. Harrison joined Hiland from Wachovia Securities where he most recently was a director for its Energy & Power Mergers and Acquisitions Group.  Prior to joining Wachovia in 2007, Mr. Harrison spent eight years with A.G. Edwards Capital Markets Mergers & Acquisitions Group.  Prior to joining A.G. Edwards, Mr. Harrison spent five years with Price Waterhouse as a senior accountant.  He holds a B.S. degree in Accounting from the University of Tennessee, a Masters of Business Administrations degree from the Kellogg Graduate School of Management at Northwestern University and is a Certified Public Accountant.

About the Hiland Companies

Hiland Partners, LP (the “Partnership”) is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs.  The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations.  The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.  Hiland Partners, LP’s midstream assets consist of fourteen natural gas gathering systems with approximately 2,024 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities.  The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

Hiland Holdings GP, LP owns the two percent general partner interest, 1,301,471 common units and 4,080,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.

The information contained in this press release is available on the Partnership’s website at http://www.hilandpartners.com.

Source: Hiland Partners, LP

Contact: Matt Harrison, Vice President – Business Development of Hiland Partners, LP, +1-580-242-6040.